UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

General Electric Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplement to
2026 Notice of Annual Meeting and Proxy Statement
Dated March 12, 2026
for the Annual Meeting of Shareholders
to be held on May 5, 2026

Withdrawal of Shareholder Proposal

To Our Shareholders:

This Supplement provides important updated information with respect to the 2026 Annual Meeting of Shareholders (the 2026 Annual Meeting) of GE Aerospace (General Electric Company, or the Company) to be held virtually on Tuesday, May 5, 2026 at 10:00 a.m. Eastern Time. This Supplement should be read in conjunction with the Company’s 2026 Notice of Annual Meeting and Proxy Statement (Proxy Statement).

Withdrawal of Proposal No. 6: Shareholder Proposal Requesting Right to Act by Written Consent

Effective April 15, 2026, The Accountability Board, the proponent of Proposal No. 6: Shareholder Proposal Requesting Right to Act by Written Consent, has withdrawn the proposal. Accordingly, Proposal No. 6 will not be presented or voted upon at the 2026 Annual Meeting, nor will any votes cast in regard to Proposal No. 6 be tabulated or reported.

Voting and Other Matters

Other than withdrawn Proposal No. 6, the other proposals and nominations included in the Proxy Statement will proceed to a vote as originally stated. Notwithstanding the withdrawal of Proposal No. 6, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and the Company will not distribute new proxy cards or voting instruction forms.

None of the other agenda items are affected by this Supplement, and votes already submitted for those items remain valid and will be voted at the 2026 Annual Meeting on all proposals properly presented.

If you have already submitted your vote, you do not need to take any action, unless you wish to change or revoke your vote. If you have not yet submitted your vote, please submit your vote as soon as possible, disregarding Proposal No. 6. Information on how to vote your shares, or change or revoke your prior vote, is available in the Proxy Statement.